Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated July 29, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2F2

Principal Amount (in Specified Currency): $10,659,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so. Issue Price: 100%
Trade Date: July 24, 2008
Original Issue Date: July 31, 2008
Stated Maturity Date: July 31, 2010

Interest Rate: 3.42% per annum
Interest Payment Dates: Semi-annually on the 31st of each January and July, commencing January 31, 2009

Net Proceeds to Issuer: 100.0%
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes. The Agent and its affiliates expect to realize a profit in connection with these swap transactions. See "Use of Proceeds and Hedging."
Agent: Lehman Brothers Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual
Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Date and subject to the Notice of Redemption stated below.
Redemption Date: July 31, 2009 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated




ADDITIONAL INFORMATION
Settlement
      We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

      Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an Appointment
Agreement Confirmation dated July 24, 2008 (collectively, the
"Agreement") between TMCC and Lehman Brothers Inc., Lehman
Brothers Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank
Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services
Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, Lehman Brothers Inc. is committed to take and pay for all of the Notes offered hereby, if any are taken.

Use of Proceeds and Hedging
      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the prospectus supplement.

      To provide a hedge to TMCC, an affiliate of Lehman Brothers Inc. will enter into a swap agreement with TMCC. Under the swap agreement, TMCC will make floating rate payments linked to the London interbank offered rate in respect of a notional principal amount equal to the aggregate principal amount of the Notes during the term of the Notes in exchange for receiving payments equal to interest due in respect of the Notes from the affiliate of Lehman Brothers Inc.